EXHIBIT 5



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                               HART & TRINEN, LLP
                                ATTORNEYS AT LAW
                             1624 Washington Street
                                Denver, CO 80203
William T. Hart, P.C.              ________           Email:  harttrinen@aol.com
Donald T. Trinen                                      Facsimile:  (303) 839-5414
                                 (303) 839-0061
--

Will Hart


                                January 10, 2011



Naprodis, Inc.
13250 Gregg St., Suite F
Poway, CA 92064



      This letter will constitute an opinion upon the legality of the sale by Naprodis, Inc., a Nevada corporation, and by certain selling shareholders of the Company, of up to 4,650,000 shares of common stock, all as referred to in the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission.

      We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company and the applicable laws of the State of Nevada, and a copy of the Registration Statement. In our opinion, the Company has duly authorized the sale of the 3,500,000 shares mentioned above and, when issued in accordance with the terms and conditions set out in the Registration Statement, such shares of common stock, when sold, will be legally issued, fully paid and non-assessable. It is also our opinion that the 1,150,000 shares to be sold by the selling shareholders have been lawfully issued and are fully paid and non-assessable.

      Our opinion is based upon the Nevada Revised Statutes, the Nevada Constitution and reported judicial decisions interpreting these laws.


                                Very truly yours,

                                HART & TRINEN, L.L.P.

                                /s/ William T. Hart

                                William T. Hart